Exhibit 99.1

Lands' End Announces Second Quarter Fiscal 2020 Results

Strong Global eCommerce revenue and profit trends

Global eCommerce grew revenue 23.6% compared to the same period last year

Net income of $4.4 million, compared to Net loss of $3.0 million in the same period last year

Adjusted EBITDA more than triples to $23.9 million compared to the same period last year

DODGEVILLE, Wis., September 2, 2020 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended July 31, 2020.

Second Quarter Fiscal Highlights:

•	For the second quarter, net revenue increased 4.6% to $312.1 million, compared to $298.3 million in the second quarter last year.
◦	Global eCommerce net revenue increased 23.6% for the second quarter, driven by US eCommerce increasing 26.2% and International eCommerce growing 9.4% as compared to the prior period.
◦	Outfitters net revenue declined 42.8% due to the negative impact of the COVID-19 pandemic.

•

Gross margin increased approximately 10 basis points to 43.4% as compared to 43.3% in the second quarter last year. The increase was due to disciplined promotional strategies and continued use of analytics, partially offset by the liquidation of seasonal inventory as retail stores reopened.

•

Selling and administrative expenses decreased $10.8 million to $111.5 million or 35.7% of net revenue, compared to $122.3 million or 41.0% of net revenue, in second quarter last year.  The approximately 530 basis point decrease was driven by strong control of operating expenses and structural costs.

•	Net income was $4.4 million or $0.13 per diluted share, as compared to net loss of $3.0 million or $0.09 loss per diluted share in the second quarter of fiscal 2019.

•	Adjusted EBITDA(1) increased 250.8% to $23.9 million compared to $6.8 million in the second quarter of fiscal 2020.

Jerome Griffith, Chief Executive Officer and President, stated, “We are very pleased to have delivered a strong second quarter leveraging the strong momentum in our global eCommerce business.  Our performance reflects the execution of our strategies related to product innovation, our global eCommerce platform, data-driven marketing and commitment to optimizing our business processes and infrastructure. We will continue to build on our offering of high-quality value-oriented product assortments with growth strategies that expand our customer reach. Longer term, we remain confident in our positioning within the new landscape given our dynamic eCommerce foundation, limited bricks and mortar exposure, key item basics business that offers an attractive value proposition and lean operating structure.”

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $62.6 million as of July 31, 2020, compared to $82.6 million as of August 2, 2019.

Net cash provided by operations was $8.0 million for the 26 weeks ended July 31, 2020, compared to $17.0 million for the 26 weeks ended August 2, 2019.

Inventories, net, was $441.5 million as of July 31, 2020, and $405.8 million as of August 2, 2019.  The change is due to an increase in Outfitters inventory to support the American Airlines business.

The Company had no ABL Facility borrowings and $188.0 million of availability under its asset-based senior secured credit facility at July 31, 2020. The Company had Other short-term debt of $382.8 million at July 31, 2020 representing amounts owed under the Term Loan Facility.

Outlook

Jim Gooch, Chief Operating Officer and Chief Financial Officer, stated, “While our business continues to be impacted by the pandemic, our strong second quarter results exemplify the resiliency of our business model. We continue to prioritize maintaining financial flexibility through this challenged period.  Regarding our term loan, which matures in April 2021, we have received non-binding term sheets from multiple investors for transactions which would allow the Company to refinance the Term Loan Facility debt, and are in active discussions and negotiations regarding a refinancing.   Our debt structure is expected to be comprised of our ABL line, which has been upsized to $275 million, effective when we close a refinancing, and approximately $275 million of additional debt secured by our non-ABL assets.  We are targeting to conclude a transaction by the end of the third fiscal quarter.”

Based on the stabilization and improved visibility in the business, the Company is now providing its outlook for the remainder of the year.  The following outlook does not incorporate a potential second wave of COVID-19 or additional government-mandated closures.

For the third quarter of fiscal 2020 the Company expects:

•	Net revenue to decline low single digits to flat as compared to the same period last year assuming:
◦	Low double digit growth year over year in its global eCommerce business.
◦

Revenue decline in its Outfitters business due to decreased demand from business customer in both its national and small and medium sized accounts as well as a slower recovery of the school uniform business as schools delay reopenings.

•	Gross margin to be flat as compared to the prior year.
•	SG&A expense as a percent of revenue to be in line with prior year.

For the fourth quarter of fiscal 2020 the Company expects:

•	Net revenue to decline low single digits as compared to the same period last year assuming:
◦	Low double digit growth year over year in its global eCommerce business.
◦

Revenue decline in its Outfitters business due to the anniversary of the American Airlines launch from the fourth quarter 2019, as well as decreased demand from business customers in both its national and small and medium sized accounts.

•	Gross margin to be pressured, driven by shipping surcharges implemented by carriers during the holiday period.
•	SG&A expense as a percent of revenue to be in line with prior year.

Conference Call

The Company will host a conference call on Wednesday, September 2, 2020, at 8:30 a.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, on third party online marketplaces and through retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the momentum of the global eCommerce business; the execution and expected benefits of the Company’s strategies; the Company’s longer-term prospects in the post-pandemic landscape; the Company’s assessment of its prospects of refinancing the term loan, the expected debt structure, and the expected result and timing of a refinancing; and the Company’s outlook and expectations as to net revenue on a consolidated basis, and within global eCommerce and Outfitters, gross margin and SG&A in the third and fourth quarters of fiscal 2020.  The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements; the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company may be unable to obtain additional financing on commercially acceptable terms or at all, as the Company seeks to refinance its term loan, due to, in addition to other factors, the condition of the lending and debt markets, and such factors could impact the expected timing of any transaction; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers' use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal shareholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and in the Company’s Current Report on Form 8-K dated June 2, 2020. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands' End, Inc.

James Gooch

Chief Operating Officer and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	July 31, 2020	August 2, 2019	January 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$62,624	$82,616	$77,148
Restricted cash	1,843	1,826	2,149
Accounts receivable, net	24,367	24,632	50,953
Inventories, net	441,510	405,793	375,670
Prepaid expenses and other current assets	48,095	39,391	39,458
Total current assets	578,439	554,258	545,378
Property and equipment, net	153,003	153,933	157,665
Operating lease right-of-use asset	37,882	28,980	38,665
Goodwill	106,700	110,000	110,000
Intangible asset, net	257,000	257,000	257,000
Other assets	4,300	5,333	4,921
TOTAL ASSETS	$1,137,324	$1,109,504	$1,113,629
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current borrowings on Term Loan	$381,909	$5,150	$5,150
Accounts payable	202,629	230,158	158,436
Lease liability - current	5,676	6,997	5,864
Other current liabilities	99,016	87,807	114,116
Total current liabilities	689,230	330,112	283,566
Long-term debt, net	—	380,555	378,657
Lease liability - long-term	40,588	26,911	39,841
Deferred tax liabilities	65,619	55,516	57,651
Other liabilities	5,530	4,145	5,532
TOTAL LIABILITIES	800,967	797,239	765,247
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,604, 32,370 and 32,382, respectively	326	324	324
Additional paid-in capital	364,773	356,324	360,656
(Accumulated deficit) Retained earnings	(15,877)	(28,732)	390
Accumulated other comprehensive loss	(12,865)	(15,651)	(12,988)
TOTAL STOCKHOLDERS' EQUITY	336,357	312,265	348,382
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,137,324	$1,109,504	$1,113,629

*Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2020.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Week Period Ended		26 Week Period Ended
(in thousands, except per share data)	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Net revenue	$312,083	$298,267	$529,091	$560,700
Cost of sales (excluding depreciation and amortization)	176,661	169,182	299,514	311,741
Gross profit	135,422	129,085	229,577	248,959

Selling and administrative	111,478	122,260	217,276	239,104
Depreciation and amortization	9,378	7,408	18,164	15,026
Other operating expense (income), net	3,373	(22)	7,656	126
Operating income (loss)	11,193	(561)	(13,519)	(5,297)
Interest expense	4,916	6,235	10,227	14,069
Other expense (income), net	1,333	(608)	1,160	(1,475)
Income (loss) before income taxes	4,944	(6,188)	(24,906)	(17,891)
Income tax expense (benefit)	568	(3,174)	(8,639)	(8,059)
NET INCOME (LOSS)	$4,376	$(3,014)	$(16,267)	$(9,832)
NET INCOME (LOSS) PER COMMON SHARE
Basic:	$0.13	$(0.09)	$(0.50)	$(0.30)
Diluted:	$0.13	$(0.09)	$(0.50)	$(0.30)

Basic weighted average common shares outstanding	32,600	32,368	32,524	32,314
Diluted weighted average common shares outstanding	32,838	32,368	32,524	32,314

Use and Definition of Non-GAAP Financial Measures

1 Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes several important cash and non-cash recurring items.

The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

While Adjusted EBITDA1 is a non-GAAP measurement, management believes that they are important indicators of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦

For the 13 weeks ended July 31, 2020 and the 26 weeks ended July 31, 2020 and August 2, 2019, we excluded the impacts of corporate restructuring which includes the severance for the reduction in corporate staff in the Second Quarter 2020.

◦	For the 13 weeks ended July 31, 2020 we excluded the impacts of long-lived asset impairment.
◦	For the 26 weeks ended July 31, 2020 we excluded the impacts of impairment including goodwill impairment and non-cash write downs long-lived assets.
◦

For the 13 weeks and 26 weeks ended July 31, 2020 and August 2, 2019 we excluded the impacts of gain or loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended
	July 31, 2020		August 2, 2019
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net income (loss)	$4,376	1.4%	$(3,014)	(1.0)%
Income tax expense (benefit)	568	0.2%	(3,174)	(1.1)%
Other expense (income), net	1,333	0.4%	(608)	(0.2)%
Interest expense	4,916	1.6%	6,235	2.1%
Operating income (loss)	11,193	3.6%	(561)	(0.2)%
Depreciation and amortization	9,378	3.0%	7,408	2.5%
Corporate restructuring	2,925	0.9%	—	0.0%
Long-lived asset impairment	400	0.1%	—	0.0%
Loss (gain) on property and equipment	48	0.0%	(22)	(0.0)%
Adjusted EBITDA(1)	$23,944	7.7%	$6,825	2.3%

	26 Week Period Ended
	July 31, 2020		August 2, 2019
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net loss	$(16,267)	(3.1)%	$(9,832)	(1.8)%
Income tax benefit	(8,639)	(1.6)%	(8,059)	(1.4)%
Other income (loss), net	1,160	0.2%	(1,475)	(0.3)%
Interest expense	10,227	1.9%	14,069	2.5%
Operating loss	(13,519)	(2.6)%	(5,297)	(0.9)%
Depreciation and amortization	18,164	3.4%	15,026	2.7%
Corporate restructuring	2,925	0.6%	207	0.0%
Goodwill and long-lived asset impairment	3,844	0.7%	—	0.0%
Loss (gain) on property and equipment	887	0.2%	(81)	(0.0)%
Adjusted EBITDA(1)	$12,301	2.3%	$9,855	1.8%

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Week Period Ended
(in thousands)	July 31, 2020	August 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,267)	$(9,832)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,164	15,026
Amortization of debt issuance costs	858	864
Loss (gain) on property and equipment	887	(141)
Stock-based compensation	4,542	4,303
Deferred income taxes	7,936	(1,877)
Goodwill impairment	3,300	—
Other	1,115	830
Change in operating assets and liabilities:
Inventories	(65,553)	(86,350)
Accounts payable	48,858	111,427
Other operating assets	15,605	6,358
Other operating liabilities	(11,461)	(23,570)
Net cash provided by operating activities	7,984	17,038
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(19,758)	(24,843)
Net cash used in investing activities	(19,758)	(24,843)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing under ABL Facility	75,000	—
Payments of borrowings under ABL Facility	(75,000)	—
Payments of term-loan	(2,575)	(102,575)
Payments of employee withholding taxes on share-based compensation	(423)	(708)
Net cash used in financing activities	(2,998)	(103,283)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(58)	177
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14,830)	(110,911)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	79,297	195,353
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$64,467	$84,442
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,303	$5,222
Income taxes paid, net of refunds	$(47)	$3,036
Interest paid	$9,087	$12,702
Lease liabilities arising from obtaining Operating lease right-of-use assets	$3,525	$6,705